As filed with the Securities and Exchange Commission on September 3, 2021
Registration No. 333-248954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
to
FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Utz Brands, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
85-2751850
(I.R.S. Employer Identification Number)
900 High Street
Hanover, PA 17331
(717) 637-6644
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dylan B. Lissette
Chief Executive Officer
Utz Brands, Inc.
900 High Street
Hanover, PA17331
(717) 637-6644
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Larry P. Laubach, Esq.
Jeremiah G. Garvey, Esq.
Cozen O’Connor P.C.
One Liberty Place
1650 Market Street
Suite 2800
Philadelphia, Pennsylvania 19103
(215) 665-2000
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 21, 2020, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-248954), which was subsequently amended on October 1, 2020 and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 5, 2020 and further amended by that certain Post-Effective Amendment No. 1 on April 6, 2021, which was declared effective by the SEC on April 7, 2021, and Post-Effective Amendment No. 2 on May 17, 2021, which was declared effective by the SEC on May 19, 2021 (as amended, the “Prior Registration Statement”).
This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 3”) is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3.
No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2021
PRELIMINARY PROSPECTUS
Utz Brands, Inc.
Primary Offering of
7,200,000 Shares of Class A Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
84,468,098 Shares of Class A Common Stock
7,200,000 Warrants to Purchase Class A Common Stock
This prospectus relates to: (1) the issuance by us of up to 7,200,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) that may be issued upon exercise of Private Placement Warrants (as defined below) to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock; and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Warrants (as defined below).
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbols “UTZ”. On September 2, 2021, the closing price of our Class A Common Stock was $19.97 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 7,200,000 shares of Class A Common Stock upon exercise of the Private Placement Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 84,468,098 shares of Class A Common Stock and up to 7,200,000 Private Placement Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock or Private Placement Warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus, together with the information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and that information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”
On August 28, 2020 (the “Closing Date”), Utz Brands, Inc. (formerly known as Collier Creek Holdings), consummated its business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Continuing Members”). As contemplated by the Business Combination Agreement, on the Closing Date, Collier Creek Holdings domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination”).

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Utz Brands, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. “Collier Creek” refers to Collier Creek Holdings prior to the Business Combination. “Utz” refers to Utz Brands Holdings and its subsidiaries prior to the Business Combination.
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
We own or license numerous domestic and foreign trademarks and other proprietary rights that are important to our businesses. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, Zapp’s, ON THE BORDER, Golden Flake, Good Health, Boulder Canyon, Hawaiian, TORTIYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the U.S. and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.
INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•
Our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, filed on March 18, 2021, as amended by our Form 10-K/A, filed on May 13, 2021 (our “Annual Report”);

•
Our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2021 and July 4, 2021, filed on May 13, 2021 and August 12, 2021, respectively;

•
Our Current Reports on Form 8-K, filed on December 14, 2020, as amended by our Form 8-K/A, filed on February 23, 2021, January 11, 2021, January 20, 2021, February 4, 2021, May 4, 2021 (only with respect to Item 4.02 therein), May 5, 2021, May 21, 2021, and July 26, 2021; and

•
The description of our securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.
We have filed with the SEC this registration statement under the Securities Act of 1933, as amended, covering the shares of Class A Common Stock and Private Placement Warrants to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.utzsnacks.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Utz Brands, Inc.
900 High Street
Hanover, PA17331
Attention: Investor Relations
Telephone: (717) 637-6644
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.utzsnacks.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus (except for the SEC filings expressly incorporated by reference herein). You should not rely on any such information in making your decision whether to purchase the securities. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2020 LTIP” means the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan under the Equity Incentive Plan.
“2020 LTIP RSU” means a restricted stock unit awarded under the 2020 LTIP, which represents an unfunded and unsecured promise by us to pay a participant one share of Class A Common Stock, and in the aggregate may settle into shares of Class A Common Stock plus such number of shares the Company may deliver, in its discretion, to satisfy certain tax gross-up obligations.
“Amendment No. 2” means Amendment No. 2 to the Credit Agreement, dated January 20, 2021, among Utz Quality Foods, Utz Brands Holdings, and Bank of America, N.A., as administrative agent and collateral agent and each lender from time to time party thereto.
“ASC” means the Accounting Standards Codification.
“Business Combination Consideration” means the UPA Seller Preferred Equity Purchase Consideration, the UPA Seller Common Equity Purchase Consideration, the Net Cash Consideration, 61,249,000 shares of Class V Common Stock (as may be reduced) and the Contribution Amount paid or issued by Collier Creek at the Closing of the Business Combination.
“Bylaws” mean the bylaws of the Company in effect as of August 28, 2020.
“Cash Consideration” means $60 million less the UPA Seller Common Equity Purchase Consideration.
“Cayman Islands Companies Law” refers to the Companies Law (2020 Revision) of the Cayman Islands.
“Certificate of Incorporation” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on August 28, 2020.
“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.
“Class A Ordinary Shares” means the Class A ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.
“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.
“Class B Ordinary Shares” means the Class B ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.
“Class V Common Stock” means the Class V Common Stock of the Company, par value $0.0001 per share.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collier Creek” or “CCH” means Collier Creek Holdings (which, prior to the Domestication, was an exempted company incorporated under the laws of the Cayman Islands and after the Domestication became a corporation incorporated under the laws of the State of Delaware and changed its name to “Utz Brands, Inc.”).
“Collier Creek Board” means the board of directors of Collier Creek prior to the Domestication.
“Collier Creek’s independent directors” means Collier Creek’s independent directors prior to the Domestication.

v

“Common Company Units” means common units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which are non-voting, economic interests in Utz Brands Holdings.
“Common Stock” means, without duplication, the Class A Common Stock and the Class V Common Stock of the Company.
“Company” means Collier Creek as a Delaware corporation by way of continuation following the Domestication and the Business Combination. In connection with the Domestication and simultaneously with the Business Combination, Collier Creek changed its corporate name to “Utz Brands, Inc.”
“Company Board” means the board of directors of the Company subsequent to the Domestication.
“Continuing Member Nominees” means the board members of the Company nominated by the Continuing Members pursuant to the Investor Rights Agreement.
“Contribution Amount” means a cash contribution to Utz Brands Holdings in amount equal to (a) $452.6 million, representing the aggregate amount held in the Trust Account following the Redemption, plus (b) $35.0 million of proceeds from the Forward Purchases, plus (c) cash on hand of Collier Creek at the Closing, consisting of $51,819.94, less (d) the UPA Seller Preferred Equity Purchase Consideration, (e) the UPA Seller Common Equity Purchase Consideration and (f) the Net Cash Consideration, which Contribution Amount was contributed by Collier Creek to Utz Brands Holdings in exchange for the issuance of a portion of the Common Company Units acquired by Collier Creek.
“DGCL” means the Delaware General Corporation Law, as amended.
“Domestication” means the continuation of Collier Creek by way of domestication of Collier Creek into a Delaware corporation, pursuant to which the ordinary shares of Collier Creek became shares of Common Stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Law and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Certificate of Incorporation consistent with the DGCL and changing the name and registered office of Collier Creek.
“DTC” means the Depository Trust Company.
“Equity Incentive Plan” means the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, which became effective on the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.
“FDA” means the U.S. Food and Drug Administration.
“First Lien Term Loan” means that certain loan in an initial principal amount of $535.0 million pursuant to that certain First Lien Term Loan Credit Agreement, dated November 21, 2017 (the “Credit Agreement”), by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.
“Forward Purchase Agreements” means the Forward Purchase Agreements, dated as of September 7, 2018, among Collier Creek, the Sponsor and Collier Creek’s independent directors, as applicable, pursuant to which the Sponsor and Collier Creek’s independent directors each agreed to purchase the Forward Purchase Shares and Forward Purchase Warrants in a private placement, which occurred concurrently with the Closing of the Business Combination.
“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and Forward Purchase Warrants.
“Forward Purchase Shares” means Collier Creek’s 3,500,000 Class A Ordinary Shares purchased pursuant to the Forward Purchase Agreements.

“Forward Purchase Warrants” means 1,166,666 redeemable warrants purchased pursuant to the Forward Purchase Agreements. Following the Domestication, each Forward Purchase Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the redemption date of January 14, 2021 (the “Warrant Redemption Date”). Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million.
“Forward Purchases” means the purchases of the Forward Purchase Shares and Forward Purchase Warrants pursuant to the Forward Purchase Agreements.
“Founder Holders” means Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi, and certain of their respective affiliates and Family Members.
“FTC” means the Federal Trade Commission.
“Heron” means Heron Holding Corporation, a Delaware corporation.
“Investor Rights Agreement” means the Investor Rights Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor Parties and the Sponsor Representative in connection with the Closing of the Business Combination.
“IPO” means Collier Creek’s initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on October 10, 2018.
“IPO registration statement” means the registration statement filed for Collier Creek’s IPO on Form S-1 declared effective by the SEC on October 4, 2018 (SEC File Nos. 333-227295 and 333-227703).
“IP Purchase” means the purchase and acquisition of the OTB IP by UQF on December 14, 2020, pursuant to an Asset Purchase Agreement, dated November 11, 2020 among UQF, Truco Seller and OTB Acquisition, LLC.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Local Laws” and the laws of the various states and localities where we operate and sell products.
“Lock-up Period” means the period described in the Investor Rights Agreement, commencing on the Closing Date and ending on the earlier of (i) the date that is one year following the Closing Date and (ii) the date that the closing price of a share of Class A Common Stock on the NYSE or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading equals or exceeds $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, which occurred on February 22, 2021.
“Net Cash Consideration” means the Cash Consideration less certain amounts with respect to transactions by the Continuing Members and certain of their related parties following December 30, 2019, which Net Cash Consideration was paid to the Continuing Members by Collier Creek in exchange for a portion of the Common Company Units acquired by Collier Creek at the Closing.
“Organizational Documents” means the Bylaws and Certificate of Incorporation of the Company.
“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 4, 2018, by and among Collier Creek, the Sponsor and Collier Creek’s independent directors.
“OTB” refers to ON THE BORDER®.
“OTB IP” means certain intellectual property acquired from OTB Acquisition, LLC, including all rights to the OTB trademarks for use in the manufacture, sale and distribution of snack food products in the United States and certain other international markets.

“Preferred Stock” means the shares of Preferred Stock, par value $0.0001, authorized for future issuance by the Company under the Certificate of Incorporation.
“Private Placement” means the private placement by Collier Creek of 7,200,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.
“Private Placement Warrants” means Collier Creek’s 7,200,000 warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.50 per warrant. Following the Domestication, each Private Placement Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.
“Public Shares” means Collier Creek’s Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market), which converted into shares of the Company’s Class A Common Stock in connection with the Domestication.
“Public Warrants” means the warrants sold by Collier Creek in the IPO (whether they were purchased in the IPO or thereafter in the open market). Following the Domestication, each Public Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the Warrant Redemption Date. Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million. 30,928 Public Warrants remained unexercised on the Warrant Redemption Date and were redeemed for $0.01 per warrant.
“Related Agreements” means certain additional agreements entered into in connection with the Business Combination Agreement as further described in this prospectus.
“Restricted Company Units” means units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which would have been non-voting, restricted interests in Utz Brands Holdings, and which converted into Common Company Units at the Closing upon the satisfaction of certain performance-based vesting conditions.
“Restricted Sponsor Shares” means the Company’s Class B Common Stock, which is comprised of the Company’s Series B-1 Common Stock and Series B-2 Common Stock, intended to be held by the Sponsor and Collier Creek’s independent directors, which converted into shares of Class A Common Stock at the Closing in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement.
“Retained Company Units” means 61,249,000 Common Company Units initially retained by the Continuing Members at the Closing of the Business Combination, including the Retained Restricted Company Units, which vested at the Closing.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Term Loan” means that certain loan in an initial principal amount of $125.0 million pursuant to that certain Second Lien Term Loan Credit Agreement, dated November 21, 2017, by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.
“Secured First Lien Note” means the Senior Secured First Lien Floating Rate Notes due 2024 in the initial aggregate principal amount of $125.0 million issued pursuant to the Note Purchase Agreement, dated October 21, 2019, by and among UM-U Intermediate, LLC, UM-R Intermediate, LLC, SRS (each of which were subsequently combined into Utz Brands Holdings), each other guarantor party thereto, each purchaser party thereto, and Goldman Sachs & Co. LLC as sole bookrunner, as amended from time to time.
“Securities Act” means the Securities Act of 1933, as amended.

“Series B-1 Common Stock” means the Series B-1 non-voting common stock of the Company, par value $0.0001 per share.
“Series B-2 Common Stock” means the Series B-2 non-voting common stock of the Company, par value $0.0001 per share.
“Series R” means Series R of UM Partners, LLC, a series of a Delaware limited liability company.
“Series U” means Series U of UM Partners, LLC, a series of a Delaware limited liability company.
“Social Media Engagement” means the total number of aggregate followers across our Facebook, Instagram, and Twitter platforms as of the date specified.
“Sponsor” means Collier Creek Partners LLC, a Delaware limited liability company. The Sponsor dissolved in October 2020.
“Sponsor Nominees” means the board members of the Company nominated by the Sponsor or Sponsor Representative pursuant to the Investor Rights Agreement.
“Sponsor Parties” means the Sponsor (prior to its dissolution), the Founder Holders and Collier Creek’s independent directors.
“Sponsor Representative” means one of Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi or one of their controlled affiliates selected by the Founder Holders to act as the Sponsor’s representative in connection with the Business Combination.
“Sponsor Side Letter Agreement” means the Sponsor Side Letter Agreement, dated June 5, 2020, entered into by Collier Creek and the Sponsor Parties upon the signing of the Business Combination Agreement.
“SRS” means SRS Leasing, LLC, prior to its combination with and into Series U.
“Standstill Agreement” means the Standstill Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor, the Founder Holders and certain beneficial owners and related parties of the Continuing Members.
“Tax Receivable Agreement” or “TRA” means the Tax Receivable Agreement, dated August 28, 2020, entered into between the Company and the Continuing Members upon the completion of the Business Combination.
“Term Loans” means, collectively, the First Lien Term Loan and the Second Lien Term Loan.
“Third Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, dated August 28, 2020, in place upon the completion of the Business Combination.
“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.
“Truco” means Truco Holdco Inc., a Delaware corporation.
“Truco Acquisition” means our purchase, through our subsidiary, Heron, of all of the issued and outstanding shares of common stock of Truco from Truco Seller.
“Truco Seller” means Truco Holdings LLC, a Delaware limited liability company.
“Trust Account” means the trust account of Collier Creek, which prior to the Closing held the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“UPA Seller” means BSOF SN LLC, a Delaware limited liability company.
“UPA Seller Common Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire the common units in the Continuing Members owned by UPA Seller at the Closing.

“UPA Seller Preferred Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire all of the preferred units in the Continuing Members, owned by UPA Seller at the Closing.
“USDA” means United States Department of Agriculture.
“Utz Brands Holdings” or “UBH” means Utz Brands Holdings, LLC, a Delaware limited liability company.
“Utz Quality Foods” or “UQF” means Utz Quality Foods, LLC, a Delaware limited liability company.
“Warrant Agreement” means that Warrant Agreement, dated as of October 4, 2018, by and between the Company Continental Stock Transfer & Trust Company, as warrant agent.
“Warrants” means the Public Warrants, the Private Placement Warrants and Forward Purchase Warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference herein) contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:
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the financial position, capital structure, indebtedness, business strategy and plans and objectives of management for future operations;

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the benefits of the Business Combination and subsequent acquisitions, dispositions and similar transactions;

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the future performance of, and anticipated financial impact on, the Company;

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expansion plans and opportunities; and

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other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control and the control of our directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ are set forth under the heading “Risk Factor Summary” below and those described under the section of this prospectus entitled “Risk Factors” or otherwise disclosed in our SEC reports, including those set forth in our Annual Report, which is incorporated by reference into this prospectus. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.
RISK FACTOR SUMMARY
Our business involves significant risks and uncertainties that make an investment in it speculative and risky. The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors”, together with the other information in this prospectus and any prospectus supplement or free writing prospectus we may prepare.
Risks Related to Our Business:
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Our gross profit margins may be impacted by a variety of factors, including but not limited to variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support.

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Consumers’ loyalty to our brands may change due to factors beyond our control, which could have a material adverse effect on our business and operating results.

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Demand for our products may be adversely affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively.

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We must expend resources to create consumer awareness, build brand loyalty and generate interest in our products. In addition, competitors may offer significant price reductions and consumers may not find our products suitably differentiated from products of our competitors.

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Fluctuations in our results of operations from quarter to quarter because of changes in our promotional activities may impact, and may have a disproportionate effect on, our overall financial condition and results of operations.

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Our reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, and other environmental, social or governance matters, which in turn could negatively impact our operating results.

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If our products become adulterated or are mislabeled, we might need to recall those items, and we may experience product liability claims and damage to our reputation.

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Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may have a significant impact on our operating results and may disrupt our customer relationships.

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We operate in the highly competitive snack food industry, which may reduce our ability to sell our products to our customers or consumers if we are unable to compete effectively.

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We face competition in our business from private label, generic or store branded products which may result in price point pressures, leading to decreased demand for our products.

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Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.

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Our direct-to-warehouse delivery network system relies on a significant number of brokers, wholesalers and logistics companies. Such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.

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Our direct-store-delivery network system and regional third-party distributor network relies on a significant number of independent operators and third-party distributors, and such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.

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A disruption in the operation of the DSD network, regional third-party distributor network or DTW system could negatively affect our results of operations, financial condition and cash flows.

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The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.

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The rapid expansion of hard discounters may adversely affect our business, financial condition or results of operations.

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Disruption to our manufacturing operations, supply chain or distribution channels could impair our ability to produce or deliver finished products and negatively impact our operating results.

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The loss of, or a significant reduction in sales to, any key customer can adversely affect our business, financial condition or results of operations.

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Our business, financial condition or results of operations may be adversely affected by increased costs, disruption of supply or shortages of raw materials, energy, water and other supplies.

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Pandemics, epidemics or other disease outbreaks, such as COVID-19, may change or disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations.

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Our financial position may be adversely affected by an unexpected event carrying an insurance obligation for which we have inadequate coverage.

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Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

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As a food manufacturing company, all of our products must be compliant with regulations by, among others, the FDA, the FTC, the USDA, and the Local Laws. In addition, a number of our products rely on independent certification that they are non-GMO, gluten-free, organic or Kosher. Any non-compliance with the FDA, or USDA, or the loss of any such certification could harm our business.

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Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.

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We may be unable to successfully identify and execute or integrate acquisitions.

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The geographic concentration of our markets may adversely impact us if we are unable to effectively diversify the markets in which we participate.

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We may not be able to attract and retain the highly skilled people we need to support our business.

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A portion of our workforce is represented by unions. Failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages, could cause our business to suffer.

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We license certain trademarks to sell branded specialty products under popular household names, such as T.G.I. Friday’s®, which may require us to pay minimum annual royalty payments to the licensor.

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We may not be successful in implementing our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition, and introducing new products and product extensions, in each case in a cost-effective manner, on a timely basis, or at all.

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Impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on our financial results.

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Our performance may be impacted by general economic conditions or an economic downturn.

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Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

Risks Related to the Ownership of our Securities
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Resales of shares of our Class A Common Stock could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

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We are a holding company and our only material asset after the Closing of the Business Combination are our interest in UBH, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the TRA and pay dividends.

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Pursuant to the TRA, we are required to pay to Continuing Members and/or the exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realized as a result of increases in tax basis in UBH’s assets as a result of the sale of Common Company Units for the cash consideration in the Business Combination, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of UBH and tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA, and those payments may be substantial. In certain cases, payments under the TRA may exceed the actual tax benefits we realize or be accelerated.

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The NYSE may delist our Class A Common Stock from trading on its exchange, which could limit investors’ ability to make transactions in shares of our Class A Common Stock and subject us to additional trading restrictions.

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Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A Common Stock.

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Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

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The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

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Certain of our significant stockholders and Utz Brands Holdings members whose interests may differ from those of our other stockholders will have the ability to significantly influence our business and management.

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The Certificate of Incorporation does not limit the ability of the successors to the Sponsor to compete with us.

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Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

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We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

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The valuation of our Private Placement Warrants could increase the volatility in our net income (loss) in our consolidated statements of earnings (loss).

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The grant of registration rights to certain of our stockholders and holders of our Warrants and the future exercise of such rights may adversely affect the market price of our Class A Common Stock.

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Our Private Placement Warrants may have an adverse effect on the market price of our Class A Common Stock.

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We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

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Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.

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Our Warrants are required to be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of our previously issued financial statements.

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The restatement of our financial statements in May 2021 has subjected us to additional risks and uncertainties, including increased professional costs and increased possibility of legal proceedings.

We are also subject to other risks and uncertainties indicated in, or incorporated by reference into, this prospectus, including those set forth under the section of this prospectus entitled “Risk Factors” or otherwise disclosed in our SEC reports, including those set forth in our Annual Report, which is incorporated by reference into this prospectus. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We caution that the foregoing list of factors is not exclusive and investors should not place undue reliance upon any forward-looking statements, which speak only as of the date made.

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” and “Unaudited Pro Forma Condensed Combined Financial Information,” included elsewhere in this prospectus and the information incorporated by reference, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.”
Overview
We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. As of January 3, 2021, we operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 direct store delivery (“DSD”) routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry.
Business Combination with Collier Creek Holdings
On the Closing Date, we consummated the Business Combination with Utz Brands Holdings pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, among other things, we domesticated into the State of Delaware from the Cayman Islands by filing a Certificate of Domestication and Certificate of Incorporation with the Secretary of State of the State of Delaware, upon which we changed our name to “Utz Brands, Inc.” and effected the Business Combination.
At the Closing, we (i) acquired certain common and preferred interests of the Continuing Members from third party members, and the Continuing Members then redeemed such common and preferred interests for, and we received, an equivalent value of Common Company Units of UBH, (ii) contributed cash in exchange for additional Common Company Units of UBH, and (iii) purchased additional Common Company Units and 100% of the managing interests of UBH from the Continuing Members. As part of the Business Combination, the Continuing Members (a) received certain cash considerations for the Common Company Units that they sold to us, (b) received such number of shares of newly issued non-economic Class V Common Stock in the Company equal to the Common Company Units that the Continuing Members retained in UBH, and a Common Company Units of UBH and a share of Class V Common Stock are exchangeable for one share of Class A Common Stock of we, (c) were entitled to receive certain restricted Common Company Units in UBH that would be vested under certain market conditions, which vested as of the Closing, and (d) entered into the Tax Receivable Agreement that requires us to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax determined based on certain attributes as defined in the TRA. On the Closing Date, we also entered into certain other Related Agreements, including the Third Amended and Restated Limited Liability Company Agreement, the Investor Rights Agreement, the Standstill Agreement and an employment offer letter with our Chief Executive Officer, Dylan Lissette.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. Since the aggregate worldwide market value of our Class A Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter, we will not be an emerging growth company commencing on the last day of fiscal year 2021.
References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Corporate Information
We were incorporated under the name “Collier Creek Holdings” on April 30, 2018 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 28, 2020, we domesticated into a Delaware corporation and changed our name to “Utz Brands, Inc.” in connection with the Domestication. Our principal executive offices are located at 900 High Street, Hanover, Pennsylvania, 17331, and our telephone number is (717) 637-6644. Our website is www.utzsnacks.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING
We are registering the issuance by us of up to 7,200,000 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants to purchase Class A Common stock. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 5 of this prospectus.
The following information is as of August 31, 2021 and does not give effect to issuances of our Class A Common Stock or Private Placement Warrants after such date, or the exercise of Private Placement Warrants after such date.
Issuance of Class A Common Stock
Shares of our Class A Common Stock to be issued upon exercise of all Private Placement Warrants
7,200,000 shares
Shares of our Class A Common Stock outstanding prior to (i) the exercise of all outstanding Private Placement Warrants, (ii) the conversion of outstanding 2020 LTIP RSUs and (iii) the conversion of the outstanding Retained Company Units into 60,349,000 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock
76,570,374 shares
Use of proceeds
We will receive up to an aggregate of approximately $82,800,000 from the exercise of all Private Placement Warrants assuming the exercise in full of all such Private Placement Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Private Placement Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Description of Securities — Private Placement Warrants” for a summary of the terms applicable to the Private Placement Warrants.
Resale of Class A Common Stock and Warrants
Shares of Class A Common Stock offered by the Selling Holders (7,200,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 1,346,432 shares of Class A Common Stock underlying the outstanding 2020 LTIP RSUs and 60,349,000 shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock))
84,468,098 shares

Private Placement Warrants offered by the Selling Holders
7,200,000 Private Placement Warrants
Exercise Price
$11.50 per share, subject to adjustment as described herein
Use of Proceeds
We will not receive any proceeds from the sale of the Class A Common Stock and Private Placement Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash.
NYSE Ticker Symbols
Class A Common Stock: “UTZ”

RISK FACTORS
An investment in our securities involves risks and uncertainties. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus, under “Risk Factor” under Item 1A of Part I of our Annual Report incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us. In addition, much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.”
We may redeem certain unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
None of the Private Placement Warrants are redeemable by us so long as they are held by their initial purchasers or their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Public Warrants are redeemable at a price of $0.01 per Warrant, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Warrants at the then-current market price when the holder might otherwise wish to hold onto such Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants.
In addition, we may redeem Warrants after they become exercisable for a number of shares of our Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Class A Common Stock had your Warrants remained outstanding.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $82,800,000 from the exercise of all Private Placement Warrants assuming the exercise in full of all such Private Placement Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Private Placement Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Description of Securities — Private Placement Warrants” for a summary of the terms applicable to the Private Placement Warrants.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined balance sheet as of January 3, 2021 gives effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing, each as defined below, as if they were completed on January 3, 2021. The unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 gives pro forma effect to all of the following, as if they were completed on December 30, 2019, the first day of fiscal year 2020:
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the Business Combination;

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the Truco Acquisition and the IP Purchase (collectively, with the Truco Acquisition, the “Truco Transactions”); and

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the exercise of certain of the outstanding Public Warrants and Forward Purchase Warrants (collectively, the “Warrant Exercises”) prior to the redemption of any Public Warrants and Forward Purchase Warrants remaining outstanding on January 14, 2021 (the “Warrants Redemption”) and the refinancing of the Company’s existing term loans and the Bridge Credit Agreement on January 20, 2021 related to the Truco Acquisition (the “Term Loan Refinancing”).

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined entity resulting from the combinations of the Company, UBH, Truco and the OTB IP (collectively, the “Combined Entity”) would have been had the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing taken place on January 3, 2021, nor are they indicative of the results of operations of the Combined Entity for any future period. The unaudited pro forma condensed combined balance sheet adjustments reflect only the Warrant Exercises, Warrants Redemption, and the Term Loan Refinancing, as the Business Combination and the Truco Transactions are already reflected in our historical audited consolidated balance sheet as of January 3, 2021. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the Combined Entity would have been had the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing taken place on December 30, 2019, nor are they indicative of the results of operations of the Combined Entity for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
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the accompanying notes to the unaudited pro forma condensed combined financial information;

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the historical unaudited financial statements of CCH as of, and for the six months ended, June 30, 2020, included in the Quarterly Report on Form 10-Q filed by Collier Creek with the SEC on August 10, 2020;

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the historical unaudited financial statements of Truco Holdco Inc. as of, and for the nine months ended, September 30, 2020, incorporated by reference into this prospectus; and

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the historical audited financial statements for the predecessor and successor reporting of Utz Brands, Inc. as of, and for the fiscal periods ended, January 3, 2021 and August 28, 2020, incorporated by reference into this prospectus.

On May 20, 2020, the SEC adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses (the “New Rules”). The New Rules amend, among other things, the SEC’s “significance” tests under which a registrant determines whether a business disposition or acquisition is “significant,” thereby requiring the filing of related Rule 3-05 financial information and pro forma financial information. The New Rules are effective January 1, 2021 for transactions consummated on or after such date, but the New Rules permit voluntary early compliance provided that a registrant applies the New Rules in their entirety from the date of early compliance. Utz adopted the New Rules effective as of, and has applied the New Rules in their entirety, as reasonably applied prior to the effective date of the New Rules, from and since, December 14, 2020.
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined

Entity upon completion of the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information and described in the notes thereto reflect, among other things, the completion of the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the New Rules and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing, and (2) factually supportable. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the transactions occurred on the dates indicated or the future results that the Company will experience. Utz has not had any historical relationship with CCH prior to the Business Combination, or with Truco Seller or the seller of the OTB IP prior to the Truco Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the parties.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
AS OF JANUARY 3, 2021
(amounts in thousands, except for share information)	Utz Brands, Inc. (Successor) as of 1/3/2021 (as restated)	Term Loan Refinancing Transaction Accounting Adjustments		Pro Forma Combined Total
ASSETS
Current assets:
Cash and cash equivalents	46,831	(11,135)	(aaa)	35,696
Accounts receivable, net	118,305			118,305
Inventories	59,810			59,810
Prepaid and other assets	11,573			11,573
Current portion of notes receivable	7,666			7,666
Total current assets	244,185	(11,135)		233,050
Non-current assets:
Property, plant and equipment, net	270,416			270,416
Goodwill	862,183			862,183
Intangible assets, net	1,171,709			1,171,709
Non-current portion of notes receivable	20,000			20,000
Other assets	15,671			15,671
Total non-current assets	2,339,979			2,339,979
Total assets	2,584,164	(11,135)		2,573,029
LIABILITIES AND EQUITY
Current liabilities:
Current portion of term debt	469	7,200	(ddd)	7,669
Current portion of other notes payable	9,018			9,018
Accounts payable	57,254			57,254
Accrued expenses and other	80,788			80,788
Current portion of warrant liability	52,580	(52,580)	(ccc)	—
Total current liabilities	200,109	(45,380)		154,729
Long-term liabilities:
Non-current portion of term debt	778,000	(11,135)	(aaa)	704,947
		2,514	(bbb)
		(57,232)	(ccc)
		(7,200)	(ddd)
Non-current portion of other notes payable	24,564			24,564
Non-current accrued expenses and other	37,771			37,771
Deferred tax liability	73,786			73,786
Non-current warrant liability	85,032			85,032
Total non-current liabilities	999,153	(73,053)		926,100
Total liabilities	1,199,262	(118,433)		1,080,829
Commitments and contingencies
Equity (Deficit):
Shares of Class A Common Stock (Successor), $0.0001 par value; 1,000,000,000 shares authorized; 71,094,714 shares issued and outstanding at January 3, 2021	7	—	(ccc)	7
Shares of Class V Common Stock (Successor), $0.0001 par value; 61,249,000 shares authorized; 60,349,000 shares issued and outstanding at January 3, 2021	6			6
Additional paid-in capital (Successor)	793,461	142,526	(ccc)	935,987
Accumulated deficit (Successor)	(241,490)	(2,514)	(bbb)	(244,004)
Accumulated other comprehensive income	924			924
Total stockholders’ equity	552,908	140,012		692,920
Noncontrolling interest	831,994	(32,714)	(ccc)	799,280
Total equity	1,384,902	107,298		1,492,200
Total liabilities and equity	2,584,164	(11,135)		2,573,029
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR
YEAR ENDED JANUARY 3, 2021
(amounts in thousands except for share information)	Collier Creek Holdings (Historical) From 1/1/2020 to 8/28/2020	Utz Brands, Inc. (Successor) for the period 8/29/2020 to 1/3/2021 (as restated)	Utz Brands Holdings, LLC (Predecessor) for the period 12/30/2019 to 8/28/2020	Business Combination Transaction Accounting Adjustments		Pro Forma for the Business Combination Subtotal	Truco Holdco Inc. for the period 1/1/2020 to 12/14/2020	Truco Transactions Accounting Adjustments		Term Loan Refinancing Transaction Accounting Adjustments		Pro Forma Combined Total
Net sales	—	325,648	638,662			964,310	189,919	—		—		1,154,229
Cost of goods sold	—	219,977	411,595	5,453	(a)	637,025	121,907	(8,607)	(cc)	—		750,325
Gross profit	—	105,671	227,067	(5,453)		327,285	68,012	8,607		—		403,904
Selling and administrative expenses
Selling	—	63,616	131,579	62	(a)	195,257	20,249			—		215,506
Administrative	13,526	43,871	64,050	9,878	(a)	141,552	32,531	8,937	(aa)	—		177,902
				10,227	(f)			(5,118)	(ee)
Total selling and administrative expenses	13,526	107,487	195,629	20,167		336,809	52,780	3,819		—		393,408
Gain on sale of assets
Gain on disposal of property, plant and equipment	—	109	79	—		188	—			—		188
Gain on sale of routes, net	—	749	1,264	—		2,013	—	—		—		2,013
Total gain on sale of assets	—	858	1,343	—		2,201	—	—		—		2,201
(Loss) income from operations	(13,526)	(958)	32,781	(25,620)		(7,323)	15,232	4,788		—		12,697
Other income (expense)
Interest income (expense)	1,612	(13,301)	(26,659)	(1,612)	(b)	(29,923)	(5,033)	5,033	(bb)	(9,930)	(ff)	(39,853)
				10,037	(c)
Other income (expense)	—	(2,058)	1,271			(787)	11	—		—		(776)
Loss on remeasurement of warrant liability	—	(91,851)	—	—		(91,851)	—	—		17,547	(gg)	(74,304)
Other income (expense), net	1,612	(107,210)	(25,388)	8,425		(122,561)	(5,022)	5,033		7,617		(114,933)
(Loss) income before taxes	(11,914)	(108,168)	7,393	(17,195)		(129,884)	10,210	9,821		7,617		(102,236)
Income tax expense/ (benefit)	—	(267)	3,973	(2,438)	(d)	1,268	498	2,542	(d)	(1,438)	(d)	2,870
Net (loss) income	(11,914)	(107,901)	3,420	(14,757)		(131,152)	9,712	7,279		9,055		(105,106)
Net loss (income) attributable to noncontrolling interest	—	7,971	—	11,325	(e)	19,296	—	(7,516)	(e)	4,393	(e)	16,173
Net (loss) income attributable to controlling interest	(11,914)	(99,930)	3,420	(3,432)		(111,856)	9,712	(237)		13,448		(88,933)
Other comprehensive income
Interest rate swap	—	924	(7,463)	—		(6,539)	—	—		—		(6,539)
Comprehensive (loss) income	(11,914)	(99,006)	(4,043)	(3,432)		(118,395)	9,712	(237)		13,448		(95,472)
Earnings per share (Note 4)
Weighted average shares outstanding of Class A ordinary shares/ Common Stock, basic and diluted	44,000,000	61,085,943	—									76,071,431
See accompanying notes to the unaudited pro forma condensed combined financial information

(amounts in thousands except for share information)	Collier Creek Holdings (Historical) From 1/1/2020 to 8/28/2020	Utz Brands, Inc. (Successor) for the period 8/29/2020 to 1/3/2021 (as restated)	Utz Brands Holdings, LLC (Predecessor) for the period 12/30/2019 to 8/28/2020	Business Combination Transaction Accounting Adjustments	Pro Forma for the Business Combination Subtotal	Truco Holdco Inc. for the period 1/1/2020 to 12/14/2020	Truco Transactions Accounting Adjustments	Term Loan Refinancing Transaction Accounting Adjustments	Pro Forma Combined Total
Basic and diluted earnings (loss) per share, Class A	0.04	(1.64)	—						(1.17)
Weighted average shares outstanding of Class B ordinary shares/ Common Stock, basic and diluted	11,875,000	—	—						—
Basic and diluted earnings per share, Class B	(1.14)	—	—						—
See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1  —  Description of the Transactions
Basis of presentation
The unaudited pro forma condensed combined financial information has been prepared assuming the Business Combination and the Truco Acquisition are accounted for using the acquisition method of accounting with CCH and the Company as the accounting acquirers, respectively. The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”), for which further detail is provided below. Under the acquisition method of accounting, the accounting acquirers’ assets and liabilities will retain their carrying values, and the assets and liabilities associated with the accounting acquirees will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.
The basis of presentation for the IP Purchase is based on ASC 805-50 for asset acquisitions. In general, ASC 805-50 requires that the assets acquired be recognized based on their cost to the acquiring entity, which was determined to be the Company, which generally includes the transaction costs of the asset acquisition.
The transaction accounting adjustments represent management’s estimates based on information available as of the date of the filing of the pro forma condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined. Unless otherwise noted, the pro forma statements and adjustments are presented in thousands.
A black line separates the predecessor and successor financial statements of the Company on the pro forma condensed combined statement of operations to highlight the lack of comparability and change in reporting entities between these two periods. Due to the Business Combination and the application of fair value adjustments to the Company’s net assets, different bases of accounting have been used to prepare the predecessor and successor condensed combined statement of operations for the period from December 30, 2019 to August 28, 2020 and from August 29, 2020 to January 3, 2021, respectively.
In conjunction with the consummation of the Business Combination and the Truco Acquisition, CCH and Truco have adopted the Company’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies are required.
The ownership retained by the sellers of UBH after the Business Combination between UBH and CCH is reflected as noncontrolling interest in the unaudited pro forma condensed combined statement of operations. For purposes of the unaudited pro forma condensed combined financial information, the noncontrolling interest ownership of the Company assumes that the Public Warrants and the Forward Purchase Warrants that were exercised prior to the Warrant Redemption Date, as defined below, had been exercised as of December 30, 2019, resulting in a noncontrolling interest ownership of approximately 44.2%.
Description of the Transactions
Refer to Note 2. “Acquisitions” to our audited financial statements for the fiscal year ended January 3, 2021, incorporated herein by reference to our Annual Report.

Warrant Exercises and Warrant Redemption  —  On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the Warrant Redemption Date. Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised as part of the Warrant Exercises, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021. As of the Redemption Date, 30,928 Public Warrants remained unexercised and were redeemed for $0.01 per warrant. The proceeds from the Warrant Exercises were used to repay a portion of the debt that was drawn down by the Company from the Bridge Credit Agreement (further details discussed below) in connection with the Truco Transactions.
Term Loan Refinancing  —  In connection with the Truco Transactions, on December 14, 2020, the Company entered into the Bridge Credit Agreement with a syndicate of banks, led by Bank of America. The Company withdrew $490.0 million, the proceeds of which were used to fund the Truco Acquisition and the IP Purchase. As of January 3, 2021, $370.0 million of the Bridge Credit Agreement, excluding $120.0 million which was repaid from the Warrant Exercises in fiscal year 2020, was still outstanding. On January 20, 2021, the Company entered into Amendment No. 2 to the First Lien Term Loan Credit Agreement in which the Company refinanced, in full, outstanding term loans under the Credit Agreement pursuant to refinancing term loans having a principal amount of $410.0 million, and the Company also borrowed an additional $310.0 million in incremental term loans (collectively, the “New Term Loans”). The proceeds from the Term Loan Refinancing were used by the Company to refinance in full existing term loans and repay in full the Bridge Credit Agreement. Certain finance costs of $8.4 million were incurred by the Company in the Term Loan Refinancing which were recognized as deferred financing fees.
Note 2  —  Unaudited pro forma condensed combined balance sheet adjustments
Term Loan Refinancing Transaction Accounting Adjustments
The pro forma adjustments which give effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing related to the Truco Transactions included in the unaudited pro forma condensed combined balance sheet as of January 3, 2021 are as follows:
(aaa)
Reflects $2.8 million additional cash paid by the Company, after utilizing cash received in the Term Loan Refinancing and the Warrant Exercises, to fully repay the First Lien Term Loan and the Bridge Credit Agreement. This adjustment also reflects $8.4 million in financing costs incurred in the Term Loan Refinancing.

(bbb)
As a result of the Term Loan Refinancing, this adjustment represents the write-off of the commitment fees and deferred financing costs on the Bridge Credit Agreement that were unamortized as of January 3, 2021.

(ccc)
Reflects the derecognition of the warrant liability and the issuance of shares of Class A Common Stock upon the Warrant Exercises during fiscal year 2021 prior to the Warrant Redemption Date by the Company. Proceeds received as a result of the Warrant Exercises were used to repay debt in the Term Loan Refinancing as discussed in (aaa). This adjustment also reflects the reduction to the non-controlling interest ownership percentage from 45.9% to 44.2% as a result of the Class A shares issued.

(ddd)
Reclassification of a portion of the refinanced Term Loans from non-current to current debt.

Note 3  —  Unaudited pro forma condensed combined statement of operations adjustments
The pro forma adjustments which give effect to the Business Combination, the Truco Transactions, and the Term Loan Refinancing are discussed in the sections below. Adjustments to income tax expense are reflective of the pro forma adjustments using a pro forma effective tax rate of 25.96% and 25.88% for the Company and Truco, respectively, for the fiscal year ended January 3, 2021. Those income tax expense adjustments are noted as (d) on the unaudited pro forma condensed combined statement of operations. Pro forma adjustments to allocate total combined net income (loss) attributable to noncontrolling interest based on the pro forma noncontrolling interest ownership of approximately 44.2% as of January 3, 2021 is noted as (e) on the unaudited pro forma condensed combined statement of operations.
Business Combination Transaction Accounting Adjustments
The pro forma adjustments which give effect to the Business Combination included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 are as follows:
(a)
Represents adjustments to incorporate additional tangible and intangible assets depreciation and amortization for the step up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. The following table is a summary of certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

Identifiable intangible assets	Fair Value (in thousands)	Useful Life (in years)	Amortization Expense for the period from December 30, 2019 to August 28, 2020 (in thousands)
Indefinite lived trade names	$355,500	Indefinite	n/a
Finite lived trade names	56,000	15	2,489
Customer relationships	443,500	25	11,827
Technology	43	5	6
Master distribution rights	2,221	15	99
Company owned routes	13,886	Indefinite	n/a
Total	$871,150		$14,421
Less: Historical amortization expenses			5,100
Pro forma adjustment			$9,321
Pro forma adjustments for depreciation expenses to cost of goods sold are $5.5 million, to selling expenses are $0.1 million, and to administrative expenses are $0.5 million for the fiscal year ended January 3, 2021.
(b)
Elimination of interest income of CCH on the Trust Account resulting from the release of cash held in the Trust Account that was used to fund the Business Combination.

(c)
Reflects the adjustment to interest expense associated with the paydown of the predecessor’s indebtedness upon consummation of the Business Combination. The decreased interest expense reflects the interest expense on the historical First Lien Term Loan, less the change in interest expense as recalculated to reflect the debt paid down on the First Lien Term Loan, and incorporating the amortization of debt issuance costs recognized. The interest expense adjustment is reflected in the table below:

For the period from December 30, 2019 to August 28, 2020 (in thousands)
Outstanding First Lien Term Loan	$416,513
Interest rate	4.8%
Interest on First Lien Term Loan	$13,418
Other interest expense	3,204
Total pro forma interest expense	16,622
Less: Interest on UBH historical debt	(26,659)
Pro forma adjustment to interest expense (income)	$(10,037)

(f)
Reflects an adjustment for the difference between the predecessor’s historical share-based compensation expense and the share-based compensation expense related to replacement awards for the 2020 LTIP RSUs, as well as new awards issued to certain participants in the Equity Incentive Plan.

Truco Transactions Accounting Adjustments
The pro forma adjustments which give effect to the Truco Transactions included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 are as follows:
(aa)
Represents adjustments for intangible asset amortization as a result of the fair value adjustment of certain identifiable intangible assets that were acquired through the Truco Acquisition. The identifiable intangible assets include the existing customer relationships of Truco that have a fair value of $225.0 million and a useful life of 15 years.

(bb)
Reflects the reversal of interest expense due to the repayment of Truco’s term loans at the closing of the Truco Acquisition. The transaction accounting adjustments to interest expense as a result of the Term Loan Refinancing are discussed in tick mark (ff).

(cc)
Represents the adjustment to eliminate royalty fees, as the OTB license agreement between Truco and the IP Seller was terminated as a result of the IP Purchase.

(ee)
Represents the adjustment to reverse amortization related to the OTB license agreement between Truco and the IP Seller. No amortization is considered for the trademark assets acquired in the IP Purchase as management has determined the OTB IP to be an indefinite-lived asset.

Term Loan Refinancing Transaction Accounting Adjustments
The pro forma adjustment which gives effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing related to the Truco Transactions included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 is as follows:
(ff)
To record the interest expense and amortization of debt issuance costs and discount for the New Term Loans as if they were entered into as of December 30, 2019 and the reversal of interest expense and amortization of debt issuance costs for the First Lien Term Loan as if it was refinanced as of December 30, 2019. Additionally, this adjustment reflects the $2.5 million write-off of unamortized commitment fees and deferred financing costs for the Bridge Credit Agreement as a result of the Term Loan Refinancing. The interest rate of the refinanced Term Loan was determined based on the monthly LIBOR for the relevant period with a spread of 3.0%. Additional interest of $2.0 million is due to the incremental interest on a variable-to-fixed interest rate swap with a fixed interest rate of 4.34% on $250.0 million of debt.

For the year ended January 3, 2021 (in thousands)
Refinanced Term Loan principal	$720,000
Interest rate	3.53%
Interest expense of Refinanced Term Loan	25,407
Additional interest for certain portion of refinanced term loan due to interest rate swap from variable-to-fixed	2,026
Amortization of debt issuance costs and discount on Refinanced Term Loan	1,195
Bridge Credit Agreement commitment fees and deferred financing costs	2,514
Total	31,142
Less:
Outstanding UBH First Lien Term Loan	416,513
Interest rate	4.84%
Interest expense on UBH First Lien Term Loan	(20,155)
Interest on Bridge Credit Agreement recognized in fiscal year 2020	(1,057)
Pro forma adjustment to interest expense	$9,930

(gg)
Represents a reversal of expense that was recognized in fiscal year 2020 for the remeasurement of the warrant liability related to the Public Warrants and Forward Purchase Warrants included in the Warrants Exercise. The pro forma expense related to the remeasurement of the warrant liability reflects only the Private Placement Warrants, which were not subject to the Warrants Exercise.

(in thousands)
Private Placement Warrants outstanding	7,200
Fair value of Private Placement Warrants at December 30, 2019	$1.49
Fair value of Private Placement Warrants at January 3, 2021	11.81
Expense due to the remeasurement of the warrant liability	$(74,304)
Less: expense recognized by UBI in Successor period for the remeasurement of the warrant liability	(91,851)
Pro forma adjustment	$17,547
Note 4  —  Pro Forma Earnings per Share
The weighted average pro forma basic and diluted number of shares is reflective of the issuance of shares of Class A Common Stock outstanding as a result of the Business Combination, the Warrant Exercises, and the Warrants Redemption as if the shares were outstanding as of the beginning of fiscal 2020. The Pro Forma Earnings per Share is calculated based on pro forma net loss attributable to controlling interest divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted earnings per share does not consider the impact of certain securities that would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted earnings per share are the same value.

DESCRIPTION OF SECURITIES
The following summary of certain provisions of our securities made as of the date of this prospectus does not purport to be complete. You should refer to our Organizational Documents and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 1,064,249,000 shares, consisting of:
•
1,000,000 shares of Preferred Stock, par value $0.0001 per share;

•
1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•
1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share;

•
1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share; and

•
61,249,000 shares of Class V Common Stock, par value $0.0001 per share.

As of August 31, 2021, our issued and outstanding capital stock consisted of: (i) 76,570,374 shares of Class A Common Stock held of record by approximately 33 holders, (ii) 60,349,000 shares of Class V Common Stock held of record by two holders, (iii) no shares of Series B-1 Common Stock or Series B-2 Common Stock, (iv) no shares of Preferred Stock, and (v) 7,200,000 Private Placement Warrants held of record by three holders. Such numbers do not include DTC participants of beneficial owners holding securities through nominee names.
Class A Common Stock
All shares of Class A Common Stock are fully paid and non-assessable.
Voting rights.   Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend Rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.
Other rights.   The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of our Preferred Stock may issue in the future.

Class B Common Stock
All of the shares of Class B Common Stock immediately converted into shares of our Class A Common Stock upon completion of the Business Combination.
Voting rights.   Except as required by law, holders of Class B Common Stock are not entitled to any voting rights with respect to such Class B Common Stock.
Dividend rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor; provided, however, that the record date with respect to any share of Class B Common Stock for any such dividend or other distribution so declared shall be the day prior to the date of such Class B Common Stock being converted into Class A Common Stock in accordance with the Sponsor Side Letter Agreement, and such dividend or other distribution will be paid in accordance with the Sponsor Side Letter Agreement.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are not entitled to receive any of our assets (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event (as defined in the Sponsor Side Letter Agreement), in which case such Class B Common Stock shall, in accordance with the Certificate of Incorporation, automatically convert to Class A Common Stock and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock).
Other rights.   The Class B Common Stock automatically converts into shares of our Class A Common Stock on a one-to-one basis upon the occurrence of any Conversion Event (as defined in the Sponsor Side Letter Agreement), which occurred upon the Closing of the Business Combination.
Class V Common Stock
All shares of Class V Common Stock are fully paid and non-assessable.
Voting rights.   Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). Holders of shares of Class V Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Common Stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights.   The holders of the Class V Common Stock may not participate in any dividends declared by the Company Board.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.
Other rights.   The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class V Common Stock.
Issuance and Retirement of Class V Common Stock.   In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of a Common Company Units,

such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V Common Stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of Common Company Units in accordance with the governing documents of Utz Brands Holdings.
Preferred Stock
The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.
The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.
Private Placement Warrants
Each whole Private Placement Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Founder Holders or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Founder Holders or their permitted transferees is because the period during which they will be affiliated with us following the Business Combination is not known. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have adopted an Insider Trading Policy and other policies that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.
The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) did not become transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they are not redeemable by us so long as they are held by the Founder Holders or their permitted transferees. Pursuant to the Warrant Agreement, a holder of a Private Placement Warrant may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Private Placement Warrants may be exercised at a given time by a Warrant holder. The Private Placement Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, to occur on August 28, 2025, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Private Placement Warrant and will have no obligation to settle the exercise of such Private Placement Warrant unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Private Placement Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Private Placement Warrant will be exercisable and we will not be obligated to issue a Class A Common Stock upon exercise of a Private Placement Warrant unless the Class A Common Stock issuable upon the exercise of such Private Placement Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Private Placement Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Private Placement Warrant, the holder of such Private Placement Warrant will not be entitled to exercise such Private Placement Warrant and such Private Placement Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Private Placement Warrant.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. The registration statement of which this prospectus is part is intended to register such shares of Class A Common Stock under the Securities Act. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.
Anti-dilution Adjustments
If the number of outstanding Class A Common Stock is increased by a share capitalization payable in Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of   (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Private Placement Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Private Placement Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants is adjusted, as described above, the Private Placement Warrants exercise price will be adjusted by multiplying the Private Placement Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Private Placement Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Placement Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Placement Warrants would have received if such holder had exercised their Private Placement Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Private Placement Warrants properly exercises the Private Placement Warrant within thirty days following public disclosure of such transaction, the Private Placement Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Private Placement Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Private Placement Warrants when an extraordinary transaction occurs during the exercise period of the Private Placement Warrants pursuant to which the holders of the Private Placement Warrants otherwise do not receive the full potential value of the Private Placement Warrants.
The Private Placement Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Private Placement Warrants to make any change with respect to the Private Placement Warrants.
The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Private Placement Warrants being exercised. The Private Placement Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Private Placement Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Private Placement Warrants. If, upon exercise of the Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Private Placement Warrant holder.
Dividends
The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition after the completion of the Business Combination subject to the discretion of the Company Board. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividends will be declared. Our ability of to declare dividends may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.
We are a holding company with no material assets other than our interest in Utz Brands Holdings. We intend to cause Utz Brands Holdings to make distributions to holders of Common Company Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.
The Third Amended and Restated Limited Liability Company Agreement provides that pro rata cash distributions be made to holders of Common Company Units (including us) at certain assumed tax rates, which we refer to as “tax distributions.” We anticipate that the distributions we will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We has no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Company Units, to maintain one-for-one parity between Common Company Units held by us and shares of our Class A Common Stock.
Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or Stockholders Meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Company Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Class A Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies
The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the Company Board. Under the Certificate of Incorporation, the Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.
In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.
Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:
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prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding shares of our voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of our stockholders with whom we entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Quorum
The Bylaws provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
General Stockholder Meetings
The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be August 27 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2∕3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI,

Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
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The provision requiring a 66 2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

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The provisions providing for a classified Company Board (the election and term of directors);

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The provisions regarding filling vacancies on the Company Board and newly created directorships;

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The provisions regarding resignation and removal of directors;

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The provisions regarding calling special meetings of stockholders;

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The provisions regarding stockholder action by written consent;

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The provisions eliminating monetary damages for breaches of fiduciary duty by a director;

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The provisions regarding the election not to be governed by Section 203 of the DGCL;

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The provisions regarding the selection of forum (See “— Exclusive Forum”); and

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The amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees or employees of our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for us if it is a business opportunity that (i) we are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of our business or is of no practical advantage to us, (iii) is one in which we have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities.

We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Stockholder Registration Rights
At the Closing, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor’s successors, the Continuing Members and Collier Creek’s independent directors have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock and Warrants to purchase Class A Common Stock issued in connection with the Domestication. The registration statement of which this prospectus is part was filed, in part, to satisfy our obligations under the Investor Rights Agreement.
Rule 144
Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing of the Business Combination, the Company ceased to be a shell company and at least one year has elapsed from the time that the Company filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Now that Rule 144 has become available for the resale of our securities, a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Private Placement Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of shares of Class A Common Stock then outstanding; and

•
the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent
The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company.
Listing
Our Class A Common Stock is listed on NYSE under the symbol “UTZ”.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of shares of Class A Common Stock (including shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, shares of Class A Common Stock underlying the 2020 LTIP RSUs (including shares of Class A Common Stock we may issue, in our discretion, to satisfy tax gross-up obligations) and shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock)); and (ii) Private Placement Warrants, in each case up to the amounts set forth below.
The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 76,570,374 shares of Class A Common Stock, 60,349,000 shares of Class V Common Stock, and 7,200,000 Private Placement Warrants, in each case as of August 31, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Private Placement Warrants, if any, and did not assume the exercise of any other Selling Holder’s Private Placement Warrants. With respect to each Selling Holder who holds 2020 LTIP RSUs, each of whom is, or was, a member of our management team, the beneficial ownership of shares of Class A Common Stock reported below assumes the vesting and settlement of the shares of Class A Common Stock subject to the 2020 LTIP RSUs held by such Selling Holder.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 900 High Street, Hanover, PA 17331.

Shares of Class A Common Stock
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Roger K. Deromedi(2)	7,003,666	8.9%	7,003,666	8.9%	—	—
Jason K. Giordano(3)	5,602,934	7.1%	5,602,934	7.1%	—	—
CC Collier Holdings, LLC(4)	8,404,400	10.6%	8,404,400	10.6%	—	—
Antonio Fernandez(5)	184,036	*	178,333	*	5,703	*
Matthew M. Mannelly(6)	178,333	*	178,333	*	—	—
Craig D. Steeneck(7)	258,203	*	252,500	*	5,703	*
William D. Toler(8)	252,500	*	252,500	*	—	—
Series U of UM Partners, LLC(9)	51,296,650	37.5%	51,296,650	37.5%	—	—
Series R of UM Partners, LLC(9)	9,052,350	6.6%	9,052,350	6.6%	—	—
Dylan B. Lissette(10)	1,019,454	1.3%	1,019,454	1.3%	—	—
Todd Staub(12)	98,923	*	95,563(11)	*	3,360	*
Thomas Lawrence(12)	119,454	*	119,454(11)	*	—	—
Mark Schreiber(12)	119,685	*	119,454(11)	*	204	*
Ajay Kataria(12)	94,193	*	94,193(11)	*	—	—
Cary Devore(12)	134,623	*	134,011(11)	*	612	*
Brian Greth	48,399	*	47,782(11)	*	617	*
Andrew Miller	39,958	*	39,818(11)	*	140	*
Steven Liantonio	47,870	*	47,782(11)	*	88	*
Ethan Berblinger	39,818	*	39,818(11)	*	—	—
Charles Tullis	39,891	*	39,818(11)	*	73	*
Stephen Toth	40,040	*	39,818(11)	*	222	*
James Sponaugle(12)	16,377	*	15,927(11)	*	450	*
Eric Aumen(12)	22,522	*	22,298(11)	*	224	*
Additional Selling Holders (12 persons)(13)	377,073	*	371,242	*	5,831	*

*
Less than 1%

(1)
Based upon 76,570,374 shares of Class A Common Stock outstanding as of August 31, 2021.

(2)
Represents (i) 4,243,666 shares of Class A Common Stock and Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust dated 2/11/2000 Amended and Restated 11/9/2011 (the “Revocable Trust”) and (2) 360,000 shares of Class A Common Stock held by the Roger K. Deromedi Irrevocable Generation Skipping Trust dated October 1, 2020, Sandra E. Deromedi, Trustee, FBO Sandra E. Deromedi (the “Irrevocable Trust”). Mr. Deromedi is the trustee of the Revocable Trust and has voting and dispositive power of the securities held by such entity and Mr. Deromedi’s spouse is trustee of the Irrevocable Trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(3)
Represents 3,682,934 shares of Class A Common Stock (including 766,067 shares of Class A Common Stock held jointly with his spouse) and Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(4)
CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents 5,524,400 shares of Class A Common Stock held by CC Collier Holdings, LLC and Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Collier Creek Board until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.
(5)
Represents 184,036 shares of Class A Common Stock. Mr. Fernandez is a member of the Company Board.

(6)
Represents 178,333 shares of Class A Common Stock. Mr. Mannelly served as a member of the Collier Creek Board until the Closing of the Business Combination.

(7)
Represents 258,203 of Class A Common Stock. Mr. Steeneck is a member of the Company Board.

(8)
Represents 252,500 shares of Class A Common Stock. Mr. Toler served as a member of the Collier Creek Board until the Closing of the Business Combination.

(9)
Represents shares of Class A Common Stock issuable upon the conversion of the Retained Company Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(10)
Represents (x) 119,454 shares of Class A Common Stock issuable upon settlement of 2020 LTIP RSUs including shares of Class A Common Stock we may deliver, in our discretion, to satisfy certain tax gross-up obligations, and (y) 900,000 shares of Class A Common Stock held by The Rice Family Foundation. Mr. Lissette is our Chief Executive Officer and member of the Company Board. The Rice Family Foundation is a 501(c)(3) nonprofit organization and Stacie R. Lissette is the Trustee. Stacie R. Lissette is the spouse of the Company’s Chief Executive Officer, Dylan B. Lissette, and is the daughter of Michael W. Rice, a member of the Company Board. The business address of the Rice Family Foundation is P.O. Box 229, Hanover, PA 17331.

(11)
Represents shares of Class A Common Stock issuable upon settlement of 2020 LTIP RSUs including shares of Class A Common Stock we may deliver, in our discretion, to satisfy certain tax gross-up obligations.

(12)
Selling Holder is an executive officer.

(13)
The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock.

Warrants
Name of Selling Holder	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
Roger K. Deromedi(2)	2,400,000	33.3%	2,400,000	33.3%	—	—
Jason K. Giordano(3)	1,920,000	26.7%	1,920,000	26.7%	—	—
CC Collier Holdings, LLC(4)	2,880,000	40.0%	2,880,000	40.0%	—	—

*
Less than one percent.

(1)
Based upon 7,200,000 Private Placement Warrants outstanding as of August 31, 2021.

(2)
Represents, Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011. Mr. Deromedi is the trustee of this trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.
(3)
Represents Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(4)
CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Collier Creek Board until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

Material Relationships with the Selling Holders
The Selling Holders include certain of our current and former directors and executive officers and their affiliates. For a description of our relationships with such Selling Holders and their affiliates see the sections of our Form 10-K filed with the SEC on March 18, 2021, entitled “Item 10. Directors, Executive Officers and Corporate Governance” and “Item 11. Executive Compensation”.
Summary of the Business Combination
On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation, and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equityholders of Utz Brands Holdings pursuant to the Business Combination Agreement. In connection with the Domestication, Collier Creek changed its name from “Collier Creek Holdings” to “Utz Brands, Inc.”
Pursuant to the terms of the Business Combination Agreement, at the Closing, Collier Creek paid the following aggregate Business Combination Consideration in exchange for 59,369,050 Common Company Units including 2,000,000 units representing Restricted Company Units, which immediately converted at Closing into Common Company Units upon the satisfaction of certain performance-based vesting conditions, is comprised of (i) the UPA Seller Preferred Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the preferred units in the Continuing Members owned by the UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (ii) the UPA Seller Common Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the common units in the Continuing Members owned by UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (iii) the Net Cash Consideration in cash to acquire from the Continuing Members a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek at the Closing, (iv) 61,249,000 shares of Class V Common Stock; and (v) the Contribution Amount in cash to Utz Brands Holdings, which Contribution Amount was contributed to Utz Brands Holdings at the Closing in exchange for the issuance by Utz of a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek. At the Closing, the Continuing Members also retained 61,249,000 Retained Company Units.
The Sponsor Parties, the Continuing Members and the Company were entitled to a portion of their equity in connection with the Business Combination in the form of performance-based interests, which took the form of the Restricted Company Units (held by the Continuing Members and the Company) and the Restricted Sponsor Shares held by the Sponsor Parties, which corresponded to the Restricted Company Units held by the Company on a one-to-one basis. The Company Board determined that the vesting thresholds applicable to the Restricted Company Units and the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, (x) all of the Restricted Company Units, immediately converted at Closing into the same number of Common Company Units; (y) all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof; and (z) we issued to the Continuing Members a number of shares of Class V Common Stock equal to the 3,483,022 Restricted Company Units retained by the Continuing Members, which had vested at the Closing.
In connection with the Closing of the Business Combination, on the Closing Date, pursuant to the Forward Purchase Agreements, Collier Creek consummated the sale and issuance of 3,500,000 Forward Purchase Shares and Forward Purchase Warrants to acquire up to 1,166,666 Class A Ordinary Shares at $11.50 per share, for aggregate proceeds of $35,000,000. Upon the Closing of the Business Combination, all shares of Collier Creek Class A Ordinary Shares were converted into our Class A Common Stock.
On the Closing Date, in connection with the Business Combination, we entered into certain Related Agreements including the Third Amended and Restated Limited Liability Company Agreement, Tax Receivable Agreement, Investor Rights Agreement and the Standstill Agreement (each of which is described below).
Related Agreements
Third Amended and Restated Limited Liability Company Agreement
On the Closing Date, the existing second amended and restated limited liability company agreement of Utz Brands Holdings was further amended and restated in its entirety to become the Third Amended and Restated Limited Liability Company Agreement.
Rights of the Units
Following the Closing, the Common Company Units are entitled to share in the profits and losses of Utz Brands Holdings and to receive distributions as and if declared by our managing member and have no voting rights.
The Third Amended and Restated Limited Liability Company Agreement contains provisions which require that a one-to-one ratio is maintained between interests held by us in Utz Brands Holdings and our Common Stock outstanding, subject to certain exceptions (including in respect of management equity which has not been settled in our Common Stock). In addition, the Third Amended and Restated Limited Liability Company Agreement permits us, in our capacity as the managing member, to take actions to maintain such ratio, including in connection with stock splits, combinations, recapitalizations and exercises of the Continuing Members’ exchange rights (described below).
We, as the managing member of Utz Brands Holdings, has the authority to create new equity interests in Utz Brands Holdings, and establish the rights and privileges of such interests.
Management
We, as the managing member of Utz Brands Holdings following the Closing, have the sole authority to manage the business and affairs of Utz Brands Holdings in accordance with the Third Amended and Restated Limited Liability Company Agreement or applicable law. The business, property and affairs of Utz Brands Holdings is managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
Immediately following the Closing, the Company Board adopted a distribution policy in respect of Utz Brands Holdings, pursuant to which we, as the managing member of Utz Brands Holdings, will declare quarterly ordinary distributions and tax distributions, out of available cash, available borrowings and other funds legally available therefor, unless prohibited by applicable law and subject to applicable restrictions in Utz Brands Holdings’ bank financing agreements. The Third Amended and Restated Limited Liability Company Agreement provides for quarterly ordinary distributions as well as quarterly tax distributions, in each case payable in accordance with the Third Amended and Restated Limited Liability Company Agreement and Utz Brands Holdings’ distribution policy, to the holders of Common Company Units on a pro rata basis based upon, with respect to tax distributions, an agreed-upon formula related to the taxable income of Utz Brands Holdings allocable to holders of Common Company Units. Generally, these tax distributions will be computed based on our estimate of the taxable income of Utz Brands Holdings allocable to each holder of Common Company Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate applicable to an individual resident in Pennsylvania or a U.S. corporation (whichever is higher), taking into account all jurisdictions in which the we are required to file income tax returns and the relevant apportionment information and the character of Utz Brands Holdings’ income, subject to various adjustments. Distributions, including tax distributions, will be made to holders of Common Company Units on a pro rata basis. Immediately following the Closing, the Company Board adopted a distribution policy in respect of Utz Brands Holdings, pursuant to which we, as the managing member of Utz Brands Holdings, will declare quarterly ordinary distributions and tax distributions, out of available cash, available borrowings and other funds legally available therefor, unless prohibited by applicable law and subject to applicable restrictions in Utz Brands Holdings’ bank financing agreements. The Third Amended and Restated Limited Liability Company Agreement provides for quarterly ordinary distributions as well as quarterly tax distributions, in each case payable in accordance with the Third Amended and Restated Limited Liability Company Agreement and Utz Brands Holdings’ distribution policy, to the holders of Common Company Units on a pro rata basis based upon, with respect to tax distributions, an agreed-upon formula related to the taxable income of Utz Brands Holdings allocable to holders of Common Company Units. Generally, these tax distributions will be computed based on our estimate of the taxable income of Utz Brands Holdings allocable to each holder of Common Company Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate applicable to an individual resident in Pennsylvania or a U.S. corporation (whichever is higher), taking into account all jurisdictions in which the we are required to file income tax returns and the relevant apportionment information and the character of Utz Brands Holdings’ income, subject to various adjustments. Distributions, including tax distributions, will be made to holders of Common Company Units on a pro rata basis.
Upon the liquidation or winding up of Utz Brands Holdings, all net proceeds thereof will be distributed one hundred percent (100%) to the holders of Common Company Units on a pro rata basis.
Transfer Restrictions
The Third Amended and Restated Limited Liability Company Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Company Units for Class A Common Stock after the Lock-up Period pursuant to the Investor Rights Agreement has expired, which occurred on February 22, 2021.
Exchange of Common Company Units for Class A Common Stock
The Continuing Members, up to twice per calendar quarter in the aggregate, are able to exchange all or any portion of their Common Company Units, together with the cancellation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Company Units by delivering a written notice to Utz Brands Holdings, with a copy to us; provided that no holder of Common Company Units may exchange less than 100,000 Common Company Units in any single exchange unless exchanging all of the Common Company Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the Third Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, we may, at our sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Company Units surrendered for exchange, pay an amount in cash per Common Company Unit equal to the 5-day VWAP of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.

Exchange Ratio
For each Common Company Unit exchanged, one share of Class V Common Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member (unless we elect to pay an amount in cash in lieu thereof as described above). The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Company Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or, by any such subdivision or combination of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Company Units. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging Common Company Unit holder will be entitled to receive such security, securities or other property.
Restrictions on Exchange
We may limit the rights of holders of Common Company Units to exchange their Common Company Units under the Third Amended and Restated Limited Liability Company Agreement if we determine in good faith that such restrictions are necessary so that Utz Brands Holdings will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.
Expenses
Utz Brands Holdings will reimburse all of our expenses in connection with our ownership and management of Utz Brands Holdings and its business (other than certain expenses, such as income taxes and payment obligations under the Tax Receivable Agreement.
Tax Receivable Agreement
On the Closing Date, we entered into the Tax Receivable Agreement with the Continuing Members. Pursuant to the Tax Receivable Agreement, are required to pay to the Continuing Members or exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realize as a result of increases in tax basis in Utz Brands Holdings’ assets as a result of the sale of Common Company Units for the Net Cash Consideration, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration rights occur.
Investor Rights Agreement
On the Closing Date, we entered into an Investor Rights Agreement with the Continuing Members, the Sponsor Parties and the Sponsor Representative.
Director Appointment
Under the Investor Rights Agreement, subject to certain step down provisions, the Continuing Members have the right to nominate five Continuing Member Nominees to be board members and the Sponsor Representative (following the dissolution of the Sponsor in October 2020) has the right to nominate five Sponsor Nominees to be board members. The five Continuing Members Nominees and the five Sponsor Nominees comprise the Company Board appointed in connection with the Domestication. Two Continuing Member Nominees and one Sponsor Nominee were nominated as Class I Directors; one Continuing Member Nominee and two Sponsor Nominees were nominated as Class II Directors; and two Continuing Member Nominees and two Sponsor Nominees were nominated as Class III Directors.

Voting
Under the Investor Rights Agreement, the successors to the Sponsor and the Continuing Member have agreed to vote all of their respective shares of Class A Common Stock and Class V Common Stock, as applicable, in favor of the nominees of each of the Continuing Members and the Sponsor Representative.
Certain Consent Rights
For so long as the Continuing Members (together with their permitted transferees) hold economic interests in Utz Brands Holdings and the Company (without duplication) representing more than 50% of the economic interests held by the Continuing Members immediately after the Closing (subject to certain restrictions), the Continuing Members have a consent right over (i) any direct or indirect sale (including by way of merger, consolidation, transfer, sale or other business combination) of greater than 50% of our property, assets or voting securities or greater than 50% of the property, assets or voting securities of Utz Brands Holdings or Utz Quality Foods, (ii) any liquidation or dissolution of the Company, Utz Brands Holdings or Utz Quality Foods, (iii) modifications to our charter or bylaws that materially and adversely impact the Continuing Members in their capacity as our stockholders or equityholders of Utz Brands Holdings, (iv) moving the Company or any of its consolidated subsidiaries’ headquarters from Hanover, PA, or (v) changing the name of the Company or any of its consolidated subsidiaries.
Registration Rights
The Investor Rights Agreement terminated the Original Registration Rights Agreement that was entered into by Collier Creek, the Sponsor and certain independent directors of Collier Creek on October 4, 2018 in connection with the IPO.
Under the Investor Rights Agreement, the Continuing Members and the successors to the Sponsor (acting through the Sponsor Representative) are entitled to make unlimited written demands for registration under the Securities Act of all or part of their shares of Class A Common Stock, so long as, in the case of an underwritten offering, such demand is for at least $10,000,000 in shares of Class A Common Stock (or $35,000,000 in shares of Class A Common Stock for a fully marketed offering). In addition, subject to certain exceptions, the Continuing Members and the successors to the Sponsor (acting through the Sponsor Representative) will be entitled to request in writing that we register the resale of any or all of their Class A Common Stock on Form S-3 and any similar short-form registration that may be available at such time as a “shelf registration.” Subject to certain customary exceptions, if any time after the Closing, we propose to file a registration statement under the Securities Act with respect to our securities, we will give notice to the relevant security holders party to the Investor Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the sale of such number of shares of Class A Common Stock as requested by such security holders in writing, subject to customary cutbacks in an underwritten offering. Any other of our security holders with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. We have customary rights to postpone any registration statements for certain events. If the registration is through an underwritten offering, certain of our security holders will agree to lockup restrictions on the same basis as our directors and executive officers.
Under the Investor Rights Agreement, we have agreed to indemnify the security holders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Class A Common Stock, unless such liability arose from their misstatement or omission, and the security holders have agreed to indemnify us and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.
Information Access
Under the Investor Rights Agreement, we agree that directors may share any information concerning us and our subsidiaries received by the directors with the party that nominated such directors and such party’s designated representatives.

Transfers
Sponsor and the Continuing Members will not be able to transfer shares beneficially owned or otherwise held by them prior to the termination of the Lock-up Period, subject to certain customary exceptions including:
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transfers to certain permitted transferees, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

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in the case of an individual, to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

The Lock-up Period ended on February 22, 2021.
Termination
The director appointment and voting rights under the Investor Rights Agreement will terminate as to a party when such party (either the Continuing Members or the Sponsor and the Founder Holders, as a group), no longer has the right to appoint a director (which occurs when such group has less than 15% of the economic interests in the Company and Utz Brands Holdings that it owned immediately after the Closing). The registration rights in the Investor Rights Agreement will terminate as to each holder of shares of our Common Stock when such holder ceases to hold any such Common Stock or securities exercisable or exchangeable for such Common Stock.
Standstill Agreement
On the Closing Date, we entered into the Standstill Agreement with the Continuing Members, the Sponsor, the Founder Holders and certain related parties of the Continuing Members.
Under the Standstill Agreement, the Continuing Members and certain related parties of the Continuing Members agreed that until the third anniversary of the Closing Date, or August 28, 2023, that they shall not acquire or attempt to acquire any additional Common Stock in excess of 55.8% of the voting power of our Common Stock on a fully-diluted basis, subject to certain exceptions. Under such agreement, the Continuing Members, certain related parties of the Continuing Members, the Sponsor and the Founder Holders agreed that (i) until such parties are no longer able to designate a director to the Company Board pursuant to the Investor Rights Agreement, such parties shall not solicit proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the Company Board or to approve stockholder proposals related thereto; and (ii) until the annual meeting of stockholders held by us after the third anniversary of the completion of the Business Combination, or August 28, 2023, such parties shall not take certain actions contrary to our governance structure other than in accordance with the Investor Rights Agreement.
Sponsor Side Letter Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor, the Founder Holders, and Collier Creek’s independent directors entered into the Sponsor Side Letter Agreement with Collier Creek. Under the Sponsor Side Letter Agreement, 2,000,000 Class B Ordinary Shares of Collier Creek held by the Sponsor and Collier Creek’s independent directors were automatically converted into 1,000,000 shares of Series B-1 Common Stock and 1,000,000 shares of Series B-2 Common, which, collectively, form our Class B Common Stock, and all such Class B Common Stock is referred to herein as the Restricted Sponsor Shares. Under the Sponsor Side Letter Agreement, the Restricted Sponsor Shares which were shares of Series B-1 Common Stock would automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $12.50 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation) and the Restricted Sponsor Shares which were shares of Series B-2 Common Stock would automatically convert into shares of Class A Common Stock upon the vesting of the Restricted

Company Units held by us which vest upon the achievement of at least a $15.00 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation). Upon conversion of the Restricted Sponsor Shares, the holder of each such Restricted Share were entitled to receive a payment equal to the amount of dividends declared on a share of Class A Common Stock beginning at Closing and ending on the day before the date such Restricted Sponsor Share converts into a share of Class A Common Stock. If any of the Restricted Sponsor Shares did not convert prior to the 10-year anniversary of the Closing Date, such Restricted Sponsor Shares would have been canceled for no consideration, and would not have been entitled to receive any Catch-Up Payment in respect of such Restricted Sponsor Shares. The Company Board determined that the vesting thresholds applicable to the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof.
Collier Creek Related Party Transactions
Class B Ordinary Shares
On May 2, 2018, Collier Creek issued 2,875,000 Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, Collier Creek effected a share capitalization resulting in the Sponsor holding an aggregate of 10,937,500 Class B Ordinary Shares. On September 10, 2018, the Sponsor transferred 45,000, 45,000, 52,500 and 52,500 Class B Ordinary Shares to each of its independent directors. On October 4, 2018, Collier Creek effected a share capitalization resulting in an aggregate of 12,375,000 Class B Ordinary Shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and an aggregate of 500,000 Class B Ordinary Shares were subsequently surrendered to Collier Creek by the Sponsor for no consideration on October 19, 2018. Of the 11,875,000 shares outstanding as of immediately prior to the Closing of the Business Combination, the Sponsor owned an aggregate of 11,680,000 Class B Ordinary Shares and the independent directors owned an aggregate of 195,000 Class B Ordinary Shares.
Upon the Closing of the Business Combination, the Class B Ordinary Shares automatically converted into shares of Class A Common Stock on a one-for-one basis, after giving effect to the conversion of Class B Common Stock upon the Closing of the Business Combination. Such shares of Class A Common Stock are subject to the Related Agreements.
Private Placement
Simultaneously with the closing of the IPO, Collier Creek consummated the private placement of 7,200,000 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $10.8 million. Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Administrative Service Fee
Collier Creek agreed, commencing on the effective date of the IPO through the earlier of Collier Creek’s consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. Collier Creek recorded $120,000 in general and administrative expenses in connection with this administrative services agreement during the year ended December 31, 2019. As of December 31, 2019, Collier Creek had accrued approximately $147,000 for services in connection with such agreement.
Forward Purchase Agreements
On September 7, 2018, Collier Creek entered into the Forward Purchase Agreements with the Sponsor and Collier Creek’s independent directors which provide for the purchase of an aggregate of 3,500,000

Forward Purchase Shares, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A Ordinary Share, in a Private Placement to close concurrently with the closing of the initial business combination. The Forward Purchase Warrants had the same terms as the Public Warrants. In connection with the Closing of the Business Combination, the Forward Purchase Shares and Forward Purchase Warrants were issued. The proceeds from the sale of Forward Purchase Securities were used as part of the consideration to the Continuing Members in the Business Combination.
Registration Rights
Prior to the Closing of the Business Combination, the holders of the Class B Ordinary Shares of Collier Creek and Private Placement Warrants (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants) were entitled to registration rights pursuant to the Original Registration Rights Agreement entered into on the effective date of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. We were required to bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the Forward Purchase Agreements, Collier Creek agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a business combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A Ordinary Shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (a) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by Collier Creek.
In connection with the Business Combination, the Original Registration Rights Agreement terminated upon the execution of the Investor Rights Agreement. (See “— Related Agreements — Investor Rights Agreement”).

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 7,200,000 shares of our Class A Common Stock that may be issued upon exercise of Private Placement Warrants to purchase Class A Common Stock. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Private Placement Warrants.
The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:
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On the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

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In privately negotiated transactions;

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In underwritten transactions;

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In a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

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Through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

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In ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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Through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

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Through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

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In short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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By pledge to secured debts and other obligations;

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To or through underwriters or agents;

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“At the market” or through market makers or into an existing market for the securities; or

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Any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
Subject to certain contractual restrictions between us and the Selling Holders, including any restrictions included in the Related Agreements, the Selling Holders may enter into various transactions with respect to our securities. The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to the Investor Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Private Placement Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A Common Stock or Private Placement Warrants as part of a straddle, hedge, constructive sale, conversion, or other integrated or risk reduction transaction for U.S. federal income tax purposes, investors who acquired Class A Common Stock or Private Placement Warrants as a result of the exercise of employee stock options or otherwise as compensation or through a tax qualified retirement plan, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under Code. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
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An individual who is a United States citizen or resident of the United States;

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A corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

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An estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

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A trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders
Taxation of Distributions
If we pay distributions to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost (that is, the investment cost of a share of Class A Common Stock or, as discussed below, the U.S. Holder’s initial basis for Class A Common Stock received upon exercise of a Warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Redemption of Class A Common Stock
In the event that a U.S. Holder’s Class A Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” above. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders — Taxation of Distributions”. Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Warrants) both before and after the redemption. The redemption of Class A Common Stock will generally be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.
If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders — Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other stock constructively owned by it.
Exercise of a Private Placement Warrant
Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Private Placement Warrants will generally be an amount equal to the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Private Placement Warrants and the exercise price of such Private Placement Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Private Placement Warrants would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Placement Warrants.
The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the holder’s tax basis in the Private Placement Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Private Placement Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Private Placement Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock represented by the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in the Private Placement Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Private Placement Warrants exercised and the exercise price of such Private Placement Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange or Expiration of a Private Placement Warrant
Upon a sale, exchange (other than by exercise) or expiration of a Private Placement Warrant, a U.S. Holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Private Placement Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Private Placement Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Private Placement Warrants provide for an adjustment to the number of shares of Class A Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned Private Placement “Description of Securities — Private Placement Warrants — Anti-dilution Adjustment” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Placement Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Private Placement Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Private Placement Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Private Placement Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would generally be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration of our Private Placement Warrants, unless:
•
The gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•
The non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
We are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Private Placement Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Private Placement Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Private Placement Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Private Placement Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Redemption of Class A Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Holders — Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants,” as applicable.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS
Cozen O’Connor P.C., Philadelphia, Pennsylvania has passed upon the validity of the Class A Common Stock and Private Placement Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The audited consolidated financial statements of Utz Brands, Inc. incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited consolidated balance sheet of Truco Holdco Inc. as of December 31, 2019, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year ended December 31, 2019, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of RSM US LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

Utz Brands, Inc.
Primary Offering of
7,200,000 Shares of Class A Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
84,468,098 Shares of Class A Common Stock
7,200,000 Warrants to Purchase Class A Common Stock
PROSPECTUS
, 2021
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distributions.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the securities being registered hereby.
SEC registration fee	$232,438
FINRA filing fee	225,500
Accounting fees and expenses	82,550
Legal fees and expenses	100,000
Miscellaneous	17,062
Total	$657,550
The registrant will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 15.   Indemnification of Directors and Officers.
Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
The registrant’s Certificate of Incorporation provides that its officers and directors are indemnified by the registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the registrant or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
The registrant’s Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the registrant against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.   Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1†
Business Combination Agreement, dated as of June 5, 2020, by and among Collier Creek Holdings, Series U of UM Partners, LLC, Series R of UM Partners, LLC and Utz Brands Holdings, LLC (incorporated by reference to Exhibit 2.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on June 5, 2020.

2.2†
Stock Purchase Agreement by and among Truco Holdco, Inc., Truco Holdings LLC, Utz Quality Foods, LLC and Heron Holding Corporation , dated November 11, 2020 (incorporated by reference to Exhibit 2.1 to Utz Brands, Inc.’s Current Report on Form 8-K (File No. 001-38686) dated November 11, 2020 and filed with the SEC on November 12, 2020.

4.1	Certificate of Domestication of the Company (incorporated by reference to Exhibit 3.1 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.4	Specimen Warrant Certificate of Collier Creek (incorporated by reference to Exhibit 4.3 of Collier Creek’s Form S-1 (File No. 333-227295), filed with the SEC on September 12, 2018).
4.5	Warrant Agreement, dated October 4, 2018, between Continental Stock Transfer & Trust Company and Collier Creek (incorporated by reference to Exhibit 4.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on October 10, 2018).
5.1	Opinion of Cozen O’Connor P.C. (incorporated by reference to Exhibit 5.1 of Amendment No. 1 to the Utz Brands Inc.’s Registration Statement on Form S-1 (Fil No. 333-248954), filed with the SEC on October 1, 2020).
23.1**	Consent of Grant Thornton LLP, independent registered accounting firm for Utz Brands, Inc.
23.2**	Consent of RSM US LLP, independent auditors for Truco Holdco Inc. and Subsidiaries.
23.3	Consent of Cozen O’Connor P.C. (included as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of the Registration Statement of Utz Brands Inc. (File Number 333-248954) filed with the SEC on September 21, 2020).

*
Previously filed.

**
Filed herewith.

†
Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, Pennsylvania, on September 3, 2021
UTZ BRANDS, INC.
By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.
Name	Title	Date
/s/ Dylan B. Lissette Dylan B. Lissette	Chief Executive Officer and Director (Principal Executive Office)	September 3, 2021
* Cary Devore	Chief Financial Officer (Principal Financial Officer)	September 3, 2021
* Eric Aumen	Chief Accounting Officer (Principal Accounting Officer)	September 3, 2021
* Roger K. Deromedi	Chairman and Director	September 3, 2021
* Michael W. Rice	Director	September 3, 2021
* Craig D. Steeneck	Director	September 3, 2021
* John W. Altmeyer	Director	September 3, 2021
* Timothy P. Brown	Director	September 3, 2021

Name	Title	Date
* Christina Choi	Director	September 3, 2021
* Antonio F. Fernandez	Director	September 3, 2021
* Jason K. Giordano	Director	September 3, 2021
* B. John Lindeman	Director	September 3, 2021

* By:
/s/ Dylan B. Lissette

Name: Dylan B. Lissette
Title: Attorney-in-Fact